EXHIBIT 99.4

                        LETTER TO REGISTERED HOLDERS AND
                      DEPOSITORY TRUST COMPANY PARTICIPANTS

                         REGARDING THE OFFER TO EXCHANGE
                  ANY AND ALL OUTSTANDING 6 1/2% NOTES DUE 2013
                                       FOR
                              6 1/2% NOTES DUE 2013
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                       OF
                              BOWATER INCORPORATED

                 PURSUANT TO THE PROSPECTUS DATED AUGUST , 2003

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THE EXCHANGE  OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,  ON SEPTEMBER ,
2003 UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
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                                                               August     , 2003
To Registered Holders and Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to the offer by Bowater Incorporated to exchange its 6 1/2% Notes due 2013 (the "Exchange Notes"), which have been registered under the Securities Act of 1933 (the "Securities Act"), for a like principal amount of its issued and outstanding 6 1/2% Notes due 2013 (the "Original Notes"), upon the terms and subject to the conditions set forth in Bowater's prospectus, dated August , 2003 (the "Prospectus"), and the accompanying Letter of Transmittal (the "Letter of Transmittal") that together constitute the offer (the "Exchange Offer"). The Bank of New York is the exchange agent for the Exchange Offer (the "Exchange Agent").

Enclosed are copies of the following documents:

     1.   Prospectus, dated August , 2003;
     2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);
     3.   Notice of Guaranteed Delivery; and
     4. Letter that may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

Any holder of Original Notes who is an "affiliate" (as defined in Rule 405 under the Securities Act) of Bowater, who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or who is a broker-dealer who purchased Original Notes from Bowater to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

>> will not be able to rely on the position of the staff of the Securities and Exchange Commission (the "Commission") enunciated in its series of interpretive "no-action" letters with respect to exchange offers; and

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>>     must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from these requirements.

Pursuant to the letter of transmittal, each holder of Original Notes will represent to Bowater that:

>> the holder is not an "affiliate" (as defined in Rule 405 under the Securities Act) of Bowater or, if the holder is an affiliate of Bowater, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

>> any Exchange Notes to be received by the holder in the Exchange Offer will be acquired in the ordinary course of the holder's business;

>> the holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes in violation of the provisions of the Securities Act;

>> if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of Exchange Notes;

>> the holder has full power and authority to transfer its Original Notes in exchange for any Exchange Notes to be received by the holder, and Bowater will acquire good and unencumbered title to the Original Notes the holder exchanges, free and clear of any liens, restrictions, charges, encumbrances and adverse claims; and

>> if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes acquired as a result of market-making activities or other trading activities, the holder must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Original Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus in connection with the resale of Exchange Notes, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

By its acceptance of the Exchange Offer, any broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees to notify Bowater before using the Prospectus pertaining to the Exchange Offer (the "Prospectus") in connection with the sale or transfer of Exchange Notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from Bowater of the happening of any event which:

>> makes any statement in the Prospectus, the registration statement containing the Prospectus or any document incorporated by reference in the registration statement untrue in any material respect;

>> requires the making of any changes in the Prospectus to make the statements in the Prospectus, the registration statement containing the Prospectus or any document incorporated by reference in the registration statement not misleading; or

>> may impose upon Bowater disclosure obligations that may have a material adverse effect on Bowater,

which notice Bowater agrees to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the Prospectus until Bowater has notified the broker-dealer that delivery of the Prospectus may resume and has furnished copies of any amendment or supplement to the Prospectus to the broker-dealer.

By tendering, each holder of Original Notes agrees that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or Bowater to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes or transfer ownership of such Original Notes on the account books maintained by the book-entry transfer facility. Each holder of Original Notes further agrees that acceptance of any and all validly tendered

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Original  Notes by  Bowater  and the  issuance  of  Exchange  Notes in  exchange therefor shall constitute performance in full by Bowater of its obligations under the Registration Rights Agreement.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Original Notes for you to make the foregoing representations.

Bowater will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. Bowater will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the undersigned.

                                             Very truly yours,

                                            THE BANK OF NEW YORK




















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